THIRD SUPPLEMENTAL INDENTURE

between

MERRILL LYNCH & CO., INC.

and

THE BANK OF NEW YORK,

as Trustee

DATED AS OF AUGUST 22, 2007

Supplement to Junior Subordinated Indenture dated as of December 14, 2006

THIRD SUPPLEMENTAL INDENTURE, dated as of August 22, 2007 (this “Supplemental Indenture”), between MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter called the “Company”), having its principal office at 4 World Financial Center, New York, New York 10080, and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (hereinafter called the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have entered into that certain Junior Subordinated Indenture, dated as of December 14, 2006 (the “Indenture”), providing for the issuance from time to time of Securities;

WHEREAS, pursuant to Section 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture to be known as its Income Capital Obligation Notes® initially due September 15, 2062, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

Section 1.2. In addition, the following capitalized terms used in this Supplemental Indenture have the following respective meanings (if such capitalized terms are defined differently in the Indenture, the meanings given to such terms in this Supplemental Indenture shall prevail):

®	Income Capital Obligation Notes is a registered service mark of Merrill Lynch & Co., Inc.

“Business Day” means any day other than a day on which banking institutions in The City of New York are authorized or required by law to close; provided that, during the Floating Rate Period the day is also a London Banking Day.

“Calculation Agent” has the meaning set forth in Section 2.1(e).

“Capital Securities” mean the Trust Preferred Securities of the Trust.

“Change in 1940 Act Law” means a change (including any announced proposed change) in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority.

“Company” has the meaning set forth in the Declarations.

“Election Date” has the meaning set forth in Section 2.1(d) hereof.

“Extension Notice” has the meaning set forth in Section 2.1(d) hereof.

“Fixed Rate Period” has the meaning set forth in Section 2.1(e) hereof.

“Floating Rate Period” has the meaning set forth in Section 2.1(e) hereof.

“Guarantee” has the meaning set forth in Section 2.1(a) hereof.

“ICONs” has the meaning set forth in Section 2.1(a) hereof.

“Indenture” has the meaning set forth in the Declarations.

“Investment Banker” means an investment banking institution of national standing, which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Investment Company Event” means the receipt by the Company and the Trust of an opinion of counsel experienced in matters relating to investment companies, to the effect that, as a result of any Change in 1940 Act Law, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Capital Securities.

“LIBOR Interest Determination Date” has the meaning set forth in Section 2.1(e).

“London Banking Day” means a day on which commercial banks are open for business, including dealings in US dollars, in London, England.

“Make Whole Premium” has the meaning set forth in Section 2.1(k).

“Maturity Extension Election “ has the meaning set forth in Section 2.1(d).

“Regulatory Event” means the determination by the Company, based on the opinion of counsel experienced in such matters, who may be an employee of the Company or any of its affiliates, that as a result of: (1) any amendment to, clarification of or change (including any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto; or (2) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment, clarification, change, pronouncement or decision is effective or announced on or after the date of the original issuance of the Capital Securities, there is more than an insubstantial risk that the Capital Securities will no longer constitute “tier 1” capital (or its equivalent for purposes of the capital adequacy guidelines of the applicable regulatory body or governmental authority) of the Company or any holding company of which the Company is a subsidiary for the purposes of the capital adequacy guidelines or policies of the Commission or any applicable regulatory body or governmental authority.

“Reuters Page LIBOR01” has the meaning set forth in Section 2.1(e).

“Special Event” means a Tax Event, a Regulatory Event or an Investment Company Event.

“Supplemental Indenture” has the meaning set forth in the Declarations.

“Tax Event” means the receipt by the Company or the Trust of an opinion of counsel (which may be the Company’s counsel or counsel of an Affiliate but not an employee and must be reasonably acceptable to the Property Trustee) experienced in such matters, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation that is enacted or becomes effective after the initial issuance of the Capital Securities or any interpretation or application of such laws or regulations by any court, governmental agency or regulatory authority that is announced after the initial issuance of the Capital Securities, there is more than an insubstantial risk that (1) the Trust is, or will be within 90 days of the date of such opinion of counsel, subject to United States federal income tax with respect to interest received or accrued on the ICONs; (2) interest payable by the Company to the Trust on the ICONs is not, or will not be within 90 days of the date of such opinion of counsel, deductible, in whole or in part, by the Company, for United States federal income tax purposes; or (3) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

“Three-Month LIBOR Rate” has the meaning set forth in Section 2.1(e).

“Treasury Yield” has the meaning set forth in Section 2.1(k).

“Trust” has the meaning set forth in Section 2.1(a) hereof.

“Trust Agreement” has the meaning set forth in Section 2.1(a) hereof.

“Trustee” has the meaning set forth in the Declarations.

“Underwriters” mean the underwriters named in the Underwriting Agreement, dated August 15, 2007, among the Company, the Trust and the underwriters named therein relating to the Capital Securities.

ARTICLE II

TERMS OF SERIES OF SECURITIES

Section 2.1. Pursuant to Sections 2.1 and 3.1 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities of this series shall be known and designated as the “Income Capital Obligation Notes® initially due September 15, 2062” of the Company (the “ICONs”). The ICONs initially shall be issued to Merrill Lynch Capital Trust III, a Delaware statutory trust (the “Trust”). The Trust Agreement for the Trust shall be the Amended and Restated Trust Agreement, dated as of August 22, 2007, among the Company, as Sponsor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein (the “Trust Agreement”). The Guarantee will be issued pursuant to the Guarantee Agreement, dated as of August 22, 2007 (the “Guarantee”), between the Company and The Bank of New York, as Guarantee Trustee.

(b) Aggregate Principal Amount. The maximum aggregate principal amount of the ICONs which may be authenticated and delivered under the Indenture and this Supplemental Indenture is $751,000,000, or up to $863,500,000 if the Underwriters exercise their over-allotment option in full (except for ICONs authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other ICONs pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.6 of the Indenture).

(c) Denominations. The ICONs will be issued only in fully registered form, and the authorized minimum denomination of the ICONs shall be $25 principal amount and any integral multiple thereof.

(d) Maturity. (i) The principal amount of the ICONs shall be payable in full on September 15, 2062, unless the Maturity of the ICONs is extended in accordance with the provisions of this Section 2.1(d).

(ii) On each of September 15, 2012, September 15, 2017, September 15, 2022, September 15, 2027 and September 15, 2032 (each, an “Election Date”), the Company may, at its sole option, elect to extend the Stated Maturity of the principal of the ICONs for an additional five years from the then applicable Stated Maturity of the principal of the ICONs. If the Company shall make this election on all of the Election Dates, the Stated Maturity of the principal of the ICONs shall occur on September 15, 2087. If the Company shall make this election on only one of the Election Dates, the Stated Maturity of the principal of the ICONs shall occur on September 15, 2067 (any such election, a “Maturity Extension Election”).

®	Income Capital Obligation Notes is a registered service mark of Merrill Lynch & Co., Inc.

(iii) The Company shall provide irrevocable notice (an “Extension Notice”) to the Holders of any Maturity Extension Election not less than 30 calendar days, and not more than 60 calendar days, prior to the applicable Election Date. Any such Extension Notice shall be provided in the manner set forth in Section 1.6 of the Indenture.

(iv) The Company may make a Maturity Extension Election only if the following conditions are met at the time the Company shall provide the related Extension Notice: (A) the senior unsecured indebtedness of the Company shall be rated at least Baa1 by Moody’s Investors Service, Inc. (“Moody’s”) or BBB+ by either of Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc. (“S&P”) or Fitch Ratings (“Fitch”) or, if any of Moody’s, S&P and Fitch (or their respective successors) is no longer in existence, the equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended; (B) the Company shall not be deferring the payment of interest on the ICONs pursuant to an Optional Deferral Period and the Trust shall not be in default in respect of any of its payment obligations with respect to the Capital Securities; and (C) the Company shall not be in default in respect of any of its outstanding indebtedness for money borrowed having an aggregate principal or face amount in excess of $100 million; provided, however, that the conditions set forth above shall not be required to be met in connection with the Company’s first Maturity Extension Election, regardless of the Election Date on which the Company makes the first such Maturity Extension Election.

(e) Rate of Interest. The ICONs shall bear interest in accordance with the provisions of this Section 2(e).

(i) The ICONs shall bear interest at 7.375% per annum during the period commencing on and including August 22, 2007 to but excluding the initial scheduled Stated Maturity of the principal of the ICONs of September 15, 2062 or any earlier date of redemption for the ICONs (such period, the “Fixed Rate Period”). During the Fixed Rate Period interest shall be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, commencing September 15, 2007. Interest payments that are deferred or that are not paid when due during the Fixed Rate Period will themselves accrue Additional Interest at the annual rate of 7.375% on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any accrual period during the Fixed Rate Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(ii) If the Company shall have made one or more Maturity Extension Elections, then the ICONs shall bear interest at the Three-Month LIBOR Rate plus 166.6 basis points (1.666%), reset quarterly, during the period commencing on and including September 15, 2062 to but excluding the Stated Maturity of the principal of the ICONs or any earlier date of redemption of the ICONs (such period, the “Floating Rate Period”). During the Floating Rate Period interest shall be payable quarterly in arrears on March 15, June 15, September 15, and

December 15 of each year, commencing December 15, 2062. Interest payments that are deferred or that are not paid when due during the Floating Rate Period shall themselves accrue Additional Interest at the prevailing annual rate then applicable to the ICONs on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any accrual period during the Floating Rate Period shall be computed on the basis of a 360-day year and the actual number of days elapsed during the relevant period.

“Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions. On each LIBOR Interest Determination Date, the Calculation Agent or an affiliate thereof shall determine the Three-Month LIBOR Rate which will be the rate for deposits in U.S. Dollars having a three-month maturity which appears on the Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date. If no rate appears on Reuters Page LIBOR01 on the LIBOR Interest Determination Date, the Calculation Agent or such affiliate thereof shall request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. Dollars for the period of three months, commencing on the applicable Interest Payment Date in the Floating Rate Period, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent or such affiliate thereof for loans in U.S. Dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Calculation Agent or its affiliate are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the applicable LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra Service (or such other page as may replace “LIBOR01” on such service or any successor service) for the purpose of displaying the London Inter-Bank offered rates of major banks for U.S. Dollars.

“LIBOR Interest Determination Date” means the second London Banking Day preceding each Interest Payment Date in the Floating Rate Period.

“Calculation Agent” means the Trustee, or its successor appointed by the Company, acting as calculation agent.

(iii) The amount of interest payable on any Interest Payment Date or at the Stated Maturity of the principal of the ICONS or on any earlier Redemption Date shall include interest accrued from and including the immediately preceding Interest Payment Date (or if none, from and including August 22, 2007) to but excluding such Interest Payment Date or the date of such Stated Maturity or earlier redemption.

(f) To Whom Interest Payable. Interest will be payable to the person in whose name the ICONs are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that interest payable on the Stated Maturity of the principal of the ICONs shall be paid to the Person to whom principal is paid.

(g) Legal Holidays. During the Fixed Rate Period, if an Interest Payment Date or a Redemption Date of the ICONs falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date or the Redemption Date, as applicable. During the Floating Rate Period, if any Interest Payment Date, other than an Interest Payment Date which coincides with a Redemption Date or the Stated Maturity of the principal of the ICONs, falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. Also during the Floating Rate Period, if a Redemption Date or the Stated Maturity of the principal of the ICONs falls on a day that is not a Business Day, the payment of interest and principal shall be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Redemption Date or the Stated Maturity of the principal of the ICONs, as applicable.

(h) Option to Defer Interest Payments. Interest payments on the ICONs shall be subject to deferral to the extent and in the manner provided in Section 3.11 of the Indenture for one or more Optional Deferral Periods of up to forty (40) consecutive quarterly periods.

(i) Events of Default. An Event of Default as defined in the Indenture shall be an Event of Default with respect to the ICONs. No other Events of Default are provided with respect to the ICONs as contemplated by Section 5.1(4) of the Indenture.

(j) Location of Payment. Payment of the principal of (and premium, if any) and interest on the ICONs will be made at the corporate trust office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be made: (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register. The office where the ICONs may be presented or surrendered for payment and the office where the ICONs may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the ICONs and the Indenture may be served shall be the Corporate Trust Office. The Trustee shall act as Paying Agent.

(k) Redemption. (i) The ICONs are redeemable at the option of the Company, subject to the terms and conditions of Article XI of the Indenture and subject further to the Company having received prior approval from any applicable regulatory body or governmental authority if then required under the applicable capital guidelines or policies of such regulatory body or governmental authority, at a Redemption Price equal to: (x) 100% of their principal amount plus accrued and unpaid interest (1) in whole or in part, on one or more occasions at any time on or after September 15, 2012, (2) subject to clause (ii) below, in whole at any time if a Tax Event or an Investment Company Event has occurred and is continuing, or (3) subject to clause (ii) below, in whole or in part on one or more occasions at any time a Regulatory Event has occurred and is continuing; and (y) if other than in connection with a redemption pursuant to sub-clauses (2) and (3) of the immediately preceding clause (x), 100% of their principal amount plus accrued and unpaid interest plus any applicable Make Whole Premium in whole or in part on one or more occasions at any time prior to September 15, 2012.

(ii) The Company shall be permitted to redeem the ICONs in connection with the occurrence of a Special Event only if the Company shall be unable to cure the Special Event by some reasonable action. In such event, the Company may redeem the ICONs within 90 days following the occurrence of such Special Event.

(iii) For purposes of this Section 2(k), “Make-Whole Premium” means the amount equal to the excess, if any, of: (1) the sum of the present values, calculated as of the Redemption Date, of: (a) each interest payment that, but for such redemption, would have been payable on the ICONs being redeemed on each Interest Payment Date occurring during the period from the Redemption Date to September 15, 2012 (excluding any accrued interest for the period prior to the Redemption Date); and (b) the principal amount of the ICONs to be redeemed, assuming that the ICONs were to be redeemed on September 15, 2012; over (2) the principal amount of the ICONs being redeemed. The present values of interest and principal payments referred to in the immediately preceding clause (1) shall be determined in accordance with generally accepted principles of financial analysis. Such present values shall be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield plus 25 basis points.

The Company shall appoint an Investment Banker to calculate the Make-Whole Premium.

For purposes of determining the Make-Whole Premium, “Treasury Yield” means a rate of interest per year equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to September 15, 2012 of the ICONs to be redeemed, calculated to the nearest 1/12th of a year (the “Remaining Term”). The Investment Banker shall determine the Treasury Yield as of the third business day immediately preceding the applicable redemption date. The Investment Banker shall determine the weekly average yields of United States Treasury Notes by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Investment Banker will calculate the Treasury Yield by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). The Independent Investment Banker shall round any weekly average yields so calculated to the nearest 1/100th of 1%, and shall round upward for any figure of 1/200th of 1% or above. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Independent Investment Banker shall select comparable rates and calculate the Treasury Yield by reference to those rates.

(l) Sinking Fund. The ICONs shall not be subject to any sinking fund or analogous provisions.

(m) Forms. The ICONs shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Trust Agreement shall be substantially in the form of Annex B attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Guarantee Agreement shall be substantially in the form of Annex C attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(n) Subordination. The subordination provisions of Article XIII of the Indenture shall apply.

ARTICLE III

MISCELLANEOUS

Section 3.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties deemed imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such deemed imposed duties shall control.

Section 3.2. The Article and Section headings herein are for convenience only and shall not effect the construction hereof.

Section 3.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

Section 3.6. THIS SUPPLEMENTAL INDENTURE AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE HOLDERS, THE COMPANY, AND THE TRUSTEE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

Section 3.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture and the Trustee shall not be accountable for the Company’s performance hereunder. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

MERRILL LYNCH & CO., INC.

By:	/s/ John J. Thurlow
Name:	John J. Thurlow
Title:	Assistant Treasurer

THE BANK OF NEW YORK,
As Trustee

By:	/s/ Ignazio Tamburello
Name:	Ignazio Tamburello
Title:	Assistant Vice President

Annex A

Form of ICONS

MERRILL LYNCH & CO., INC.

Income Capital Obligations Notes® initially due September 15, 2062

No.	$	CUSIP No. 59022CDG5

MERRILL LYNCH & CO., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York, the Property Trustee of MERRILL LYNCH CAPITAL TRUST III, or registered assigns, the principal sum of              dollars ($) on September 15, 2062 or on such later date to which the Stated Maturity of the principal hereof shall have been extended in accordance with the provisions set forth on the reverse hereof. The Company further promises to pay interest on said principal sum from August 22, 2007 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2007, at the rates specified on the reverse hereof, until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum, compounded quarterly.

Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payments to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Income Capital Obligation Notes is a registered service mark of Merrill Lynch & Co., Inc.

Reference is made hereby to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:                     , 2007

CERTIFICATE OF AUTHENTICATION		Merrill Lynch & Co., Inc.
This is one of the Securities of the series	[SEAL]
designated therein referred to in the within-mentioned Indenture.

The Bank of New York, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of December 14, 2006, as supplemented by the Third Supplemental Indenture, dated as of August 22, 2007 (herein together called the “Indenture”), between the Company and The Bank of New York, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $863,500,000, issuable on one or more occasions.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of August 22, 2007 (the “Trust Agreement”), for MERRILL LYNCH CAPITAL TRUST III, among Merrill Lynch & Co., Inc., as Sponsor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

This Security shall bear interest at 7.375% per annum during the period commencing on and including August 22, 2007 to but excluding September 15, 2062 or any earlier date of redemption (such period, the “Fixed Rate Period”). During the Fixed Rate Period interest shall be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, commencing September 15, 2007. Interest payments that are deferred or that are not paid when due during the Fixed Rate Period will themselves accrue Additional Interest at the annual rate of 7.375% on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any accrual period during the Fixed Rate Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If the Company shall have made a Maturity Extension Election, then this Security shall bear interest at the Three-Month LIBOR Rate plus 166.6 basis points 1.666%), reset quarterly, during the period commencing on and including September 15, 2062 to but excluding the Stated Maturity of the principal of this Security or any earlier date of redemption (such period, the “Floating Rate Period”). During the Floating Rate Period interest shall be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, commencing December 15, 2062. Interest payments that are deferred or that are not paid when due during the Floating Rate Period shall themselves accrue Additional Interest at the prevailing annual rate then applicable to this Security on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any accrual period during the Floating Rate Period shall be computed on the basis of a 360-day year and the actual number of days elapsed during the relevant period.

During the Fixed Rate Period, if an Interest Payment Date or a Redemption Date falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date or the Redemption Date, as applicable. During the Floating Rate Period, if any Interest Payment Date, other than an Interest Payment Date which coincides with a

Redemption Date or the Stated Maturity of this Security, falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. Also during the Floating Rate Period, if a Redemption Date or the Stated Maturity of the principal of this Security falls on a day that is not a Business Day, the payment of interest and principal shall be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Redemption Date or the Stated Maturity of the principal of this Security.

The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the fifteenth day (whether or not a Business Day) preceding such Interest Payment Date if this Security is not issued in the form of a Global Security. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not fewer than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more full provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time and from time to time during the term of the Securities of this series to defer payment of interest on the Securities of this series for up to 40 consecutive quarterly interest payment periods with respect to each deferral period (each an “Optional Deferral Period”), but shall pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law, compounded quarterly at the rate specified in this Security) on the first Interest Payment Date following the termination of such Optional Deferral Period; provided, however, that no Optional Deferral Period shall extend beyond the Stated Maturity of the principal of the Securities of this series. Upon termination of any such Optional Deferral Period and upon the payment of all accrued and unpaid interest (including any Additional Interest) then due, the Company may elect to begin a new Optional Deferral Period, subject to the foregoing conditions and to the further conditions set forth in the Indenture. No interest shall be due and payable during an Optional Deferral Period except on the first Interest Payment Date thereafter. The Company may pay at any time during an Optional Deferral Period all or any portion of the interest accrued to that point during such Optional Deferral Period.

During any Optional Deferral Period or any other period in which the Company shall have failed to pay all accrued and payable interest on this Security, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including

Securities of other series issued under the Indenture) that rank pari passu with or junior in interest to this Security other than pro rata payments of accrued and unpaid amounts on the Securities of this series and any other debt securities of the Company (including Securities of other series issued under the Indenture) that rank equally with the Securities of this series or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company (including pursuant to any guarantee by the Company of the Capital Securities of a Merrill Lynch Trust holding Securities of a different series) if such guarantee ranks pari passu with or junior in interest to the Guarantee other than pro rata payments of accrued and unpaid amounts on the Guarantee and any other guarantees of the debt securities of the Company’s subsidiaries that rank pari passu with the Guarantee (provided that the Company shall be permitted to (a) pay dividends or distributions on the capital stock of the Company in additional shares of the Company’s capital stock, (b) declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or repurchase such rights, (c) make payments under the Guarantee with respect to the Capital Securities and the common securities of the Trust and (d) purchase Common Stock for issuance pursuant to any of the Company’s benefits plans).

On each of September 15, 2012, September 15, 2017, September 15, 2022, September 15, 2027 and September 15, 2032 (each, an “Election Date”), the Company may, at its sole option, elect to extend the Stated Maturity of the principal of the Securities of this series. Each such election shall extend the Stated Maturity of the principal of the Securities of this series by an additional five years from the then applicable Stated Maturity of the principal of the Securities. The Company shall provide irrevocable notice of any such election not less than 30 calendar days, nor more than 60 calendar days, prior to the applicable Election Date; provided, however that the Company shall only be permitted to make such an election if the conditions set forth in the Indenture are satisfied at the time the irrevocable notice of such election is provided, except that the Company shall not be required to meet such conditions in connection with the Company’s first election to extend the Stated Maturity of the principal of the Securities of this series regardless of the Election Date on which the Company first makes such an election.

This Security is redeemable at the option of the Company, subject to the Company having received prior approval from any applicable regulatory body or governmental authority if then required under the applicable capital guidelines or policies of such regulatory body or governmental authority, at a Redemption Price equal to: (x) 100% of the principal amount of this Security to be redeemed plus accrued and unpaid interest (1) in whole or in part, on one or more occasions at any time on or after September 15, 2012, (2) in whole at any time if a Tax Event or an Investment Company Event (each as defined in the Indenture) has occurred and is continuing, or (3) in whole or in part on one or more occasions at any time a Regulatory Event (as defined in the Indenture) has occurred and is continuing; and (y) if other than in connection with a redemption pursuant to sub-clauses (2) and (3) of the immediately preceding clause (x), 100% of the principal amount of this Security to be redeemed plus accrued and unpaid interest plus any applicable Make Whole Premium in whole or in part on one or more occasions at any time prior to September 15, 2012. The Company shall be permitted to redeem this Security in connection with the occurrence of a Special Event only if the Company shall be unable to cure the Special Event by some reasonable action. In such event, the Company may redeem this Security within 90 days following the occurrence of such Special Event.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company of certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of all series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holders of this Security and of any Security issued upon the registration and transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then the Trustee or the Holders of not less that 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders) unless such Event of Default is an Event of Default which shall automatically cause all the Securities of this series to become due and payable in which case all of the Securities of this series shall automatically become so due and payable. If the Holder of the Securities of this series shall be the Property Trustee of the Trust and upon the occurrence and continuation of an Event of Default the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall fail to declare the principal of all the Securities of this series to be immediately due and payable, then the holders of at least 25% of the aggregate liquidation amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee and upon any such declaration the principal amount of and the accrued interest (including Additional Interest) on all the Securities of this series shall become immediately due and payable. The payment of principal and interest (including Additional Interest) on the Securities of this series in accordance with the foregoing shall remain subordinated to the extent provided in Article XIII of the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral rights of the Company described in the Indenture).

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration or transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and in any multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.

THE INDENTURE, THIS SECURITY AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE HOLDERS, THE COMPANY, AND THE TRUSTEE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

THIS SECURITY IS NOT A DEPOSIT OR OTHER OBLIGATION OF A BANK. THIS SECURITY IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

Annex B

Trust Agreement

B-1

Annex C

Guarantee Agreement

C-1